SECOND AMENDMENT TO
SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO SIXTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made and entered into as of May 14, 2009, by and among INTERFACE, INC., a Georgia corporation (the “Borrower”), INTERFACEFLOR, LLC, a Georgia limited liability company (the “Subsidiary L/C Account Party”), the “Lenders” party hereto, and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as Domestic Agent and Collateral Agent (the “Agent”).

W I T N E S S E T H :

WHEREAS, the Borrower, the Subsidiary L/C Account Party, the Agent, and the Lenders party thereto have executed and delivered that certain Sixth Amended and Restated Credit Agreement dated as of June 30, 2006, as amended by that certain First Amendment to Sixth Amended and Restated Credit Agreement dated as of January 1, 2008 (as further amended, restated, modified, or supplemented from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested, and the Agent and Lenders party hereto have agreed to, subject to the terms and conditions hereof, to certain amendments to the Credit Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the Borrower, the Subsidiary L/C Account Party, the Agent, and the Lenders party hereto hereby covenant and agree as follows:

1.
Definitions.  Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement.  Each reference to “hereof,” “hereunder,” “herein,” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall from and after the date hereof refer to the Credit Agreement as amended hereby.

2.	Amendments to Credit Agreement.

(a)	Amendments to Section 1.01.

(i)	The following definitions are hereby added in the appropriate alphabetical order to read as follows:

“Additional Senior Notes Intercreditor Agreement” shall mean an Intercreditor Agreement by and among the Domestic Agent, the Additional Senior Notes Trustee, and each of the Credit Parties, substantially in the form attached hereto as Exhibit L, as the same may be amended, restated, supplemented, or otherwise modified from time to time with the consent of the Required Lenders.

“Additional Senior Notes Second Liens” shall mean the Liens granted in favor of the Additional Senior Notes Trustee, for the benefit of the holders of the Additional Senior Notes, under the Additional Senior Notes Indenture.

“Additional Senior Notes Trustee” shall mean the trustee under the Additional Senior Notes Indenture, together with its successors and assigns.

“Defaulting Lender” has the meaning given such term in Section 4.02(b).

“Intellectual Property Security Agreement” has the meaning given such term in that certain Amended and Restated Pledge and Security Agreement executed and delivered by the Credit Parties in favor of the Collateral Agent for the benefit of the Secured Parties on the Second Amendment Effective Date, together with each Copyright Security Agreement, Patent Security Agreement, and Trademark Security Agreement executed and delivered by any Credit Party in favor the Collateral Agent before the Second Amendment Effective Date, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Maximum Real Property Collateral Requirements” shall mean that (a) for each parcel of Real Property with a fair market value greater than $1,500,000 and less than or equal to $5,000,000, as determined by the Domestic Agent in its reasonable credit judgment, the Credit Party that owns such parcel of Real Property shall be required to execute and deliver to Domestic Agent, a Mortgage on such Real Property and, if requested by Domestic Agent, to obtain a title certificate with respect thereto, but shall not be required to obtain a title insurance policy or survey with respect thereto; (b) for each parcel of Real Property with a fair market value in excess of $5,000,000 but less than or equal to $10,000,000, as determined by the Domestic Agent in its reasonable credit judgment, the Credit Party that owns such parcel of Real Property shall be required to execute and deliver to Domestic Agent, a Mortgage on such Real Property and, if requested by Domestic Agent, to obtain a title insurance policy with respect thereto, but shall not be required to obtain a survey with respect thereto; and, (c) for each parcel of Real Property with a fair market value in excess of $10,000,000, as determined by the Domestic Agent in its reasonable credit judgment, the Credit Party that owns such parcel of Real Property shall be required to execute and deliver to Domestic Agent, a Mortgage on such Real Property and, if requested by Domestic Agent, to obtain a title insurance policy and survey with respect thereto; provided, however, that, (1) in each of the foregoing cases, the surveys, title certificates, and title insurance shall be, where required under the foregoing, in form and substance satisfactory to the Collateral Agent and (2) where two or more applicable parcels of Real Property are contiguous, all of such contiguous parcels shall be considered together, as a single parcel, in determining the fair market value thereof, as otherwise provided above.

“Second Amendment Effective Date” shall mean May 14, 2009.

“Senior Notes Indentures” shall mean, collectively, the Existing Senior Notes Indenture, the Additional Senior Notes Indenture, and the Senior Subordinated Notes Indenture.

“Specified Net Proceeds” has the meaning given such term in Section 8.01(j).

“Specified Account” has the meaning given such term in Section 8.01(j).

“Stated Net Proceeds” has the meaning given such term in Section 8.01(j).

The definitions of “Additional Senior Notes,” “Additional Senior Notes Indenture,” “Applicable Margin,” “Applicable Unused Line Fee Rate,” “Banking Products,” “Borrowing Base Asset, “ “Borrower Pledge and Security Agreement,” “Consolidated Restricted Payments,” “Copyright Security Agreement,” “Domestic Borrowing Base,” “Domestic Guaranty Agreements,” “Existing Senior Notes,” “Existing Senior Notes Indenture,” “LIBOR,” “Other Reserves,” “Patent Security Agreement,” “Secured Parties,” “Senior Subordinated Notes,” “Senior Subordinated Notes Indenture,” “Subsidiary Pledge and Security Agreements,” “Total Fixed Charges,” and “Trademark Security Agreement” are amended and restated so that they read, respectively, in their entirety, as follows:

“Additional Senior Notes” shall mean a series of senior notes in an aggregate principal amount not to exceed $175,000,000, issued by Interface no later than February 1, 2010, (a) having a maturity not earlier than March 31, 2013, (b) subject to clause (c) below, having financial and other covenants not less favorable to Interface in any material respect than those covenants in effect with respect to the Existing Senior Notes, or otherwise on terms and conditions reasonably satisfactory to the Domestic Agent and the Required Lenders, and (c) which may be secured or unsecured (provided that, if such notes are secured, the Additional Senior Notes Intercreditor Agreement shall have been executed and delivered by the parties thereto), together with any notes constituting a refinancing or replacement of such Additional Senior Notes to the extent expressly permitted by Section 8.08(f)(ii).

“Additional Senior Notes Indenture” shall mean an indenture by and among Interface, as issuer, certain Subsidiaries of Interface, as guarantors, and the Additional Senior Notes Trustee, as the same may be amended, restated, supplemented, or otherwise modified from time to time, and any subsequent indenture entered into by Interface in connection with a refinancing or replacement of such Additional Senior Notes to the extent expressly permitted by Section 8.08(f)(ii).

“Applicable Margin” shall mean, on and after the Second Amendment Effective Date, with respect to all outstanding Loans bearing interest based on the Base Rate or the Adjusted LIBO Rate, for any day, the applicable percentage per annum determined from the chart set forth below based on the Average Excess Availability for the Consolidated Companies’ most recently completed fiscal quarter:

Level	Average Excess Availability for the Consolidated Companies’ immediately preceding fiscal quarter	Applicable Margin for Base Advances	Applicable Margin for Adjusted LIBO Rate Advances
I	Less than $30,000,000	2.50%	4.00%
II	Greater than or equal to $30,000,000 but less than $40,000,000	2.25%	3.75%
III	Greater than or equal to $40,000,000 but less than $50,000,000	2.00%	3.50%
IV	Greater than or equal to $50,000,000	1.75%	3.25%

Each change in the Applicable Margin will become effective as of the first day of each of the Consolidated Companies’ fiscal quarters, based on the Average Excess Availability for the Consolidated Companies’ immediately preceding fiscal quarter; provided, however, that if Interface fails to deliver the Domestic Borrowing Base Certificates as required by Section 7.07(d), then from such time and until Interface delivers such Domestic Borrowing Base Certificate, the Applicable Margin shall be based on Level I.

In the event that any documents or certificates delivered by a Credit Party pursuant to this Agreement (including, without limitation, any Domestic Borrowing Base Certificate) is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) Interface shall immediately deliver to Lenders a correct document or certificate, as applicable, for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be determined by reference to such document or certificate, and (iii) Interface shall promptly pay Lenders, ON DEMAND, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Lenders in accordance with the terms hereof.

“Applicable Unused Line Fee Rate” shall mean 0.75%.

“Banking Products” means any one or more of the following types of services or facilities extended to any of the Credit Parties by the Domestic Agent or any Affiliate of the Domestic Agent in reliance on the Domestic Agent’s agreement to indemnify such Affiliate:  (a) Automated Clearing House (ACH) transactions and other similar money transfer services; (b) cash management, including controlled disbursement and lockbox services; (c) establishing and maintaining deposit accounts; (d) credit cards or stored value cards; and (e) other similar or related bank products and services.  The term “Bank Products” shall have the same meaning as “Banking Products.”

“Base Rate” shall mean, at any time, the greatest of (a) the Prime Rate; (b) the Federal Funds Rate plus 1/2 of 1%; and (c) a rate of interest equal to LIBOR, determined in the manner described in the definition of such term but with an Interest Period of one month (with it being understood and agreed that the rate provided for in this clause (c) shall be determined on each day, provided that, if such day is not a Business Day, then the rate under this clause (c) for such day shall be the rate determined with respect to the most recently preceding Business Day); each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate, or LIBOR, as applicable.

“Borrowing Base Asset” means Domestic Inventory and Domestic Accounts.

“Borrower Pledge and Security Agreement” shall mean the Amended and Restated Pledge and Security Agreement executed and delivered by the Credit Parties in favor of the Collateral Agent for the benefit of the Secured Parties on the Second Amendment Effective Date, as the same may be further amended, restated, supplemented, or otherwise modified from time to time.

“Consolidated Restricted Payments” shall mean, at any time of determination, the sum of (a) the amount of all payments made by the Consolidated Companies during the immediately preceding twelve-fiscal-month period with respect to principal of the Senior Notes (exclusive of (i) any payments made from the net proceeds of issuance of equity, (ii) the Net Proceeds of any Asset Sale or series of related Asset Sales which constitute the sale of the stock or all or substantially all of the assets of any Subsidiary, (iii) any and all repayments or repurchases of any Additional Senior Notes or Senior Subordinated Notes pursuant to Section 8.08(f); (iv) any and all repayments or repurchases of any Senior Notes pursuant to Section 8.08(e) made on or after the date on which the Additional Senior Notes are issued or payments made with respect to Permitted Uses pursuant to Section 8.01(j) after the date on which the Additional Senior Notes are issued, but only to the extent the aggregate principal amount of all repayments, repurchases, or payments, as applicable, described in this subclause (iv) is less than or equal to the sum of the Stated Net Proceeds plus $25,000,000; and (v) the principal amount of all Existing Senior Notes repurchased by the Borrower during the period commencing on October 1, 2008, and ending on March 31, 2009, in an amount not to exceed $33,200,000); plus (b) the amount of all cash consideration paid by any Consolidated Company during the immediately preceding twelve-fiscal-month period for the purchases of Capital Stock of Interface; plus (c) dividends made by the Consolidated Companies in respect of the Capital Stock of such Consolidated Company during the immediately preceding twelve-fiscal-month period (excluding dividends made in such Capital Stock and dividends paid to Interface or any Subsidiary of Interface).

“Copyright Security Agreement” shall mean each Intellectual Property Security Agreement and Copyright Security Agreement, as the case may be, executed and delivered by any Credit Party from time to time in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the requirements of Sections 7.11 or 7.13 of the Third Amended and Restated Credit Agreement, Sections 7.11 or 7.13 of the Prior Credit Agreement, or Sections 7.11 or 7.13 of this Agreement, in the form required by the terms of any Security Agreement, as the same may be amended, supplemented, restated, or otherwise modified from time to time.

“Domestic Borrowing Base” shall mean, as of any date of determination and as set forth in the most recent Domestic Borrowing Base Certificate delivered to the Lenders in accordance with the terms of Section 7.07(d), an amount equal to:

(i)           eighty-five percent (85%) of the face amount of Eligible Domestic Accounts (after subtracting all setoffs, discounts, counterclaims, contra accounts, and other deductions, to the extent such amounts are excluded from eligibility in the definition of “Eligible Domestic Accounts,” as reasonably determined by the Domestic Agent in its reasonable credit judgment), plus

(ii)           with respect to Eligible Domestic Flooring Systems Inventory:

(A) thirty-eight percent (38%) of the value of such inventory constituting raw materials;

(B) up to the lesser of (1) $2,000,000 and (2) twenty percent (20%) (or such lesser percentage as the Domestic Agent may establish from time to time in its reasonable credit judgment) of the value of such inventory constituting work-in-process; and

(C) sixty-five percent (65%) of the value of such inventory constituting finished goods;

in each case, valued at the lower of cost paid for such Eligible Domestic Flooring Systems Inventory or the fair market value of such Eligible Domestic Flooring Systems Inventory (all as determined by the Domestic Agent in its reasonable credit judgment); provided that, in no event shall the value of any Eligible Domestic Flooring Systems Inventory  included in the calculation of “Domestic Borrowing Base” exceed eighty-five percent (85%) of the net orderly liquidation value of such Eligible Domestic Flooring Systems Inventory (as determined by the Domestic Agent in its reasonable credit judgment), minus

(iv)           the Other Reserves.

“Domestic Guaranty Agreements” shall mean, together, the Fifth Amended and Restated Interface Guaranty Agreement and the Fifth Amended and Restated Subsidiary Guaranty Agreement, each in form and substance reasonably satisfactory to the Domestic Agent, each executed and delivered as of the Second Amendment Effective Date in favor of the Lenders, the Domestic Agent, and the Collateral Agent, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Existing Senior Notes” shall mean the Senior Notes due 2010 issued by Interface and guaranteed by certain Subsidiaries of Interface, in the original aggregate principal amount of $175,000,000, as more particularly described in the Existing Senior Notes Indenture.

“Existing Senior Notes Indenture” shall mean the Indenture dated as of January 17, 2002, by and among Interface, as issuer, certain Subsidiaries of Interface, as guarantors, and U.S. Bank (as successor in interest to First Union National Bank), as Trustee, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“LIBOR” shall mean the rate of interest per annum determined on the basis of the rate for Dollar deposits in which the applicable LIBOR Advance is denominated for a period equal to the applicable Interest Period which appears on the Dow Jones Market Screen 3750 or the applicable Reuters Screen Page, as determined by the Domestic Agent in its sole discretion, at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%); provided, however, that, with respect to any LIBOR Advance which has an Interest Period of less than three months, the Domestic Agent shall determine the rate applicable to such LIBOR Advance in the manner provided above, but with reference to a presumed Interest Period of three months.  If, for any reason, such rate does not appear on Dow Jones Market Screen 3750 or the applicable Reuters Screen Page, then “LIBOR” shall be determined by the Domestic Agent to be the arithmetic average of the rate per annum at which Dollar deposits in which the applicable Loan is denominated would be offered by first class banks in the London interbank market to the Domestic Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Each calculation by the Domestic Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“Other Reserves” shall mean such reserves as the Domestic Agent may, or at the direction of the Required Lenders will, establish from time to time with respect to the Domestic Borrowing Base in its or their commercially reasonable judgment by prior written notice to the Borrower and the Lenders, including, without limitation, (a) on account of Indebtedness arising from Hedging Obligations and (b) the Dilution Reserve.

“Patent Security Agreement” shall mean each Intellectual Property Security Agreement and Patent Security Agreement, as the case may be, executed and delivered by any Credit Party in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the requirements of Sections 7.11 or 7.13 of the Third Amended and Restated Credit Agreement, Sections 7.11 or 7.13 of the Prior Credit Agreement, Sections 7.11 or 7.13 of the Existing Credit Agreement, or Sections 7.11 or 7.13 of this Agreement, in the form required by the terms of any Security Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Secured Parties” shall mean, collectively (i) the Domestic Agent, the Collateral Agent, the Lenders, and their respective Affiliates that are parties to any of the Credit Documents or any Hedge Agreement (to the extent the obligations thereunder constitute Secured Obligations) or Bank Products, and (ii) such other Persons to which other Secured Obligations may be owed.

“Senior Subordinated Notes” shall mean, collectively, the unsecured Senior Subordinated Notes due 2014 issued by Interface, and guaranteed by certain Subsidiaries of Interface, in the original aggregate principal amount of $135,000,000 as more particularly described in the Senior Subordinated Notes Indenture, together with any and all “Exchange Notes” (as defined in the Senior Subordinated Notes Indenture) issued to holders of such Senior Subordinated Notes in exchange therefor, and any unsecured notes constituting a refinancing or replacement of such Senior Subordinated Notes to the extent expressly permitted by Section 8.08(f)(iii).

“Senior Subordinated Notes Indenture” shall mean the Indenture dated as of February 4, 2004, by and among Interface, certain Subsidiaries of Interface and SunTrust, pursuant to which Interface issued its Senior Subordinated Notes, as the same has been or may hereafter be amended, restated, supplemented, or otherwise modified from time to time, and any subsequent Indenture entered into by Interface in respect of Subordinated Debt constituting a refinancing or replacement of such Senior Subordinated Notes to the extent expressly permitted by Section 8.08(f)(iii).

“Subsidiary Pledge and Security Agreement” shall mean the Amended and Restated Pledge and Security Agreement executed and delivered by the Credit Parties in favor of the Collateral Agent for the benefit of the Secured Parties on the Second Amendment Effective Date, as the same may be further amended, restated, supplemented, or otherwise modified from time to time.

“Total Fixed Charges” shall mean, for any fiscal period of Interface and without duplication, the sum of (a) Consolidated Cash Interest Expense for such period, plus (b) payments made in respect of capital leases during such period, plus (c) scheduled payments of principal made during such period in respect of all Indebtedness which, when such Indebtedness was incurred, had a stated maturity of more than one year from the date it was so incurred (other than payments made in respect of (i) the Senior Notes at their respective stated final maturity and (ii) Intercompany Loans), plus (d) Consolidated Restricted Payments made during such period.

“Trademark Security Agreement” shall mean each Intellectual Property Security Agreement and Trademark Security Agreement, as the case may be, executed and delivered by any Credit Party in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the requirements of Sections 7.11 or 7.13 of the Third Amended and Restated Credit Agreement, Sections 7.11 or 7.13 of the Prior Credit Agreement, Sections 7.11 or 7.13 of the Existing Credit Agreement, or Sections 7.11 or 7.13 of this Agreement, in the form required by the terms of any Security Agreement, in each case as the same may be amended, restated, supplemented, or otherwise modified from time to time.

(ii)	Clause (vi) of the definition of “Eligible Domestic Accounts” is hereby amended and restated so that it reads, in its entirety, as follows:

(vi)           The Domestic Account is not subject to any Lien, except for the Collateral Agent’s first priority perfected Lien and, if applicable, the Additional Senior Notes Second Lien, and a currently effective UCC financing statement filed by the Collateral Agent against such Credit Party covering such Domestic Account is on file in all appropriate filing locations for such Credit Party and such Domestic Account.

(iii)	Clause (xi) of the definition of “Eligible Domestic Inventory” is hereby amended and restated so that it reads, in its entirety, as follows:

(xi)           Such Domestic Inventory is not subject to any Lien except for the Collateral Agent’s first priority perfected Lien, such other Liens which are waived or subordinated pursuant to the terms of a Third Party Agreement as contemplated in subsection (iii) above, and, if applicable, the Additional Senior Notes Second Liens, and a currently effective UCC financing statement filed by the Collateral Agent against such Credit Party covering such Domestic Inventory is on file in all appropriate filing locations for such Credit Party and such Domestic Inventory; and

(iv)
The definitions of “Eligible Domestic Fabrics Division Inventory,” “Eligible Equipment,” “Eligible Real Property,” “Equipment Amount,” “Equipment Group,” “Equipment Group Opening Amount,” “Equipment Group Amortizing Amount,” “Real Property Group,” “Real Property Group Opening Amount,” “Real Property Group Amortizing Amount,” “Real Property Amount,” and “Real Property Inclusion Date” set forth in Section 1.01 are hereby deleted in their entirety.

(b)	Amendment to Section 2.10. Section 2.10 of the Credit Agreement is hereby deleted in its entirety.

(c)	Amendment to Section 4.02. Section 4.02 of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

Section 4.02.                                Disbursement of Funds.

(a)           Unless the Domestic Agent shall have been notified by any Lender prior to the date of a Borrowing that such Lender does not intend to make available to the Domestic Agent such Lender’s portion of the Borrowing to be made on such date, the Domestic Agent may assume that such Lender has made such amount available to the such Domestic Agent on such date and such Domestic Agent may make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Domestic Agent by such Lender on the date of Borrowing, the Domestic Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at a rate per annum equal to the daily average Federal Funds Rate during such period as determined by the Domestic Agent (plus the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Domestic Agent as a result of such Lender’s failure to deliver funds hereunder) of carrying such amount.  If such Lender does not pay such corresponding amount forthwith upon the Domestic Agent’s demand therefor, the Domestic Agent shall promptly notify the Borrower, and Borrower shall immediately pay such corresponding amount to the Domestic Agent, together with interest at the rate specified for the Borrowing which includes such amount paid.  Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Commitments hereunder or to prejudice any rights which Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b)           In the event that a Lender for any reason fails or refuses to fund its portion of any Borrowing in violation of this Agreement or make payment of any amount such Lender is required to pay to the L/C Issuer under Section 2A.04 or the Domestic Agent under any applicable term hereof or the other Credit Documents (each such Lender, a “Defaulting Lender”), then, until such time as such Defaulting Lender has funded its portion of such Borrowing or amount, or all other Lenders, the L/C Issuer, or the Domestic Agent, as applicable, have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Borrowing or amount:

(i)           such Defaulting Lender shall not (1) have any voting or consent rights under or with respect to any Credit Document, (2) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Credit Document (provided that in no event shall any amendments, changes or other modifications specifically enumerated in Sections 11.02(a)(ii), 11.02(a)(iii), 11.02(a)(iv), or 11.02(a)(x) be effective with respect to any Lender which has not consented to such amendment, change or modification), or (3) be entitled to receive any payments of principal, interest or fees from any Credit Party or the Domestic Agent (or the other Lenders) in respect of its Loans;

(ii)           except as otherwise provided in Section 5.03(i), the L/C Issuer shall have no obligation to issue any Domestic Letter of Credit; and

(iii)           the Borrower shall have the right to replace such Defaulting Lender with an Eligible Assignee in accordance with Section 11.06(g).

(c)           All Borrowings under the Domestic Syndicated Loan Commitments shall be loaned by those Lenders participating in such Facility on the basis of their Pro Rata Share.  No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fund its Commitments hereunder.

(d)
Amendments to Section 5.03.  Section 5.03 of the Credit Agreement is hereby amended by deleting “; and” at then end of clause (g) thereof and substituting “;” in lieu thereof, deleting “.” at the end of clause (h) and substituting “; and” in lieu thereof, and adding the following as new clause (i):

(i)           with respect to the issuance of any Domestic Letter of Credit, there is no Defaulting Lender at the time such Domestic Letter of Credit is to be issued, unless for the issuance of any Domestic Letter of Credit, arrangements satisfactory to the L/C Issuer have been made with respect to the undivided interest and participation of such Defaulting Lender in and to such Domestic Letter of Credit (and all other Domestic Letters of Credit then outstanding), which arrangements may including, but not be limited to, the Borrower’s or Subsidiary L/C Account Party’s posting of cash collateral with the L/C Issuer in an amount equal to such Defaulting Lender’s participation therein on terms satisfactory to the L/C Issuer.

(e)	Amendments to Section 6.18. Section 6.18(a) of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

(a)           Schedule 6.18 is a complete and correct listing of all Indebtedness, or any commitment to create or incur any Indebtedness, of the Domestic Consolidated Companies as of the Second Amendment Effective Date in an amount greater than $1,000,000 in any single case (other than Indebtedness permitted pursuant to Sections 8.01(a), (d), (f), (i), and (l)).  Schedule 6.18 also contains a separate schedule identifying any Indebtedness that must be included in the calculation of Indebtedness permitted under the Existing Senior Notes Indenture and the Senior Subordinated Notes Indenture, in each case solely pursuant to the proviso set forth in Section 4.08 thereof.

(f)	Amendments to Section 7.05. Clauses (b) and (c) of Section 7.05 of the Credit Agreement are hereby amended and restated so that they reads, in their entirety, as follows:

(b)           In addition to the rights granted to the Domestic Agent and the Lenders in subsection (a), the Borrower hereby agrees that the Domestic Agent may from time to time, as the Domestic Agent deems necessary or desirable in its reasonable credit judgment, order appraisals of all or part of the Credit Parties’ equipment, inventory, and Real Property (but only such Real Property which is, pursuant to this Agreement, required to be mortgaged to the Collateral Agent), as applicable, with each such appraisal being conducted by a professional appraiser reasonably selected by the Domestic Agent.  Interface shall be required to pay for all reasonable out-of-pocket expenses incurred by the Collateral Agent for only those appraisals of such Real Property ordered pursuant to this Section 7.05 (i) during the existence of an Event of Default or (ii) in response to any event or circumstance which, in the reasonable opinion of the Collateral Agent, could reasonably be expected to have a material and adverse effect on the Fair Market Value of such Real Property.  Interface shall be required to pay for all reasonable out-of-pocket expenses incurred by the Collateral Agent for only one appraisal of the Credit Parties’ inventory and one appraisal of the Credit Parties’ equipment ordered (or, if at any time in the preceding consecutive twelve months, Excess Availability shall have been less than $30,000,000, up to two such appraisals), in each case, pursuant to this Section 7.05 per consecutive twelve-month period, provided, however, that Interface shall pay for all reasonable out-of-pocket expenses incurred by the Collateral Agent for any appraisal of the Credit Parties’ inventory or equipment ordered pursuant to this Section 7.05 during the existence of an Event of Default.

(c)           In addition to all other rights granted to the Agents in this Section 7.05, the Borrower agrees that it shall pay for all reasonable out-of-pocket expenses incurred by the Collateral Agent in conducting, or having conducted by certified public accountants of the Collateral Agent’s choosing, field audits of the Credit Parties’ inventory, accounts, and equipment and all books, records, journals, orders, receipts, correspondence, and other data related thereto.  In addition, the Borrower agrees that it will pay to the Agents an amount equal to $1,000 per day for each field auditor.  Such field audits shall be conducted with such frequency as the Collateral Agent determines in the exercise of its reasonable judgment, provided that all reasonable out-of-pocket expenses incurred by the Collateral Agent on account of only two such field audits (or, if at any time in the preceding consecutive twelve months, Excess Availability shall have been less than $30,000,000, up to four such field audits) per operating division per consecutive twelve-month period (which need not be conducted contemporaneously) shall be paid by Interface unless an Event of Default has occurred and is continuing, in which case, Interface shall pay all reasonable out-of-pocket expenses of all field audits conducted in accordance with this Section 7.05.

(g)	Amendments to Section 7.07. Sections 7.07(d), (r), and (s) of the Credit Agreement are hereby amended and restated so that they read, in their entirety, respectively, as follows:

(d)           Domestic Borrowing Base Certificate.  As soon as available, but in any event, within 20 days after the end of each calendar month (or, if at any time during the preceding consecutive six months Excess Availability has been less than $30,000,000, or if an Event of Default exists, at more frequent intervals as requested by the Domestic Agent from time to time), a Domestic Borrowing Base certificate (the “Domestic Borrowing Base Certificate”) in substantially the form of Exhibit I, as such form of certificate may be amended, restated, supplemented or otherwise modified, from time to time, and certified by the chief financial officer or the principal accounting officer of Interface to be true and correct as of the date thereof.  The Borrower shall attach the following to each Domestic Borrowing Base Certificate which is required to be delivered hereunder:  (i) a report in form and substance reasonably satisfactory to the Domestic Agent listing (A) all Domestic Accounts of Borrower as of the last Business Day of such month, (B) the amount and age of each Domestic Account on an original invoice date aging basis, (C) if requested from time to time by Domestic Agent, the name and mailing address of each Account Debtor, (D) all Domestic Accounts which do not constitute Eligible Domestic Accounts, and (E) such other information as Domestic Agent may request from time to time in its commercially reasonable discretion with reasonable advance notice (each, an “Accounts Receivables Report”); (ii) a report in form and substance reasonably satisfactory to Domestic Agent listing (A) all Domestic Inventory and all Eligible Domestic Flooring Systems Inventory of Borrower as of the last Business Day of such month and the location thereof, (B) the cost thereof, (C) raw materials, work-in-process, finished goods, and (D) such other information as Domestic Agent may request from time to time in its commercially reasonable discretion upon giving reasonable advance notice thereof (each, an “Inventory Report”); and (iii) a report listing (A) all of Borrower’s accounts payable, (B) the number of days which have elapsed since the original date of invoice of such accounts payable, (C) the name and, if requested by Domestic Agent from time to time, address of each Person to whom such accounts payable are owed, and (D) such other detail Domestic Agent may request from time to time in its commercially reasonable discretion upon giving reasonable advance notice thereof (each, an “Accounts Payable Report”) and (iv) a report reconciling (A) the information set forth on the Accounts Receivable Report and the Inventory Report attached to the most recent Borrowing Base Certificate to (B) the Borrower’s aggregate Domestic Accounts and Domestic Inventory set forth in the most recent financial statements delivered to Domestic Agent pursuant to Section 7.07(b)(ii)(which shall be based upon Borrowers’ general ledger).

(r)           Intercompany Asset Transfers.  Promptly upon the occurrence thereof, notice of the transfer of any assets from any Credit Party to any other Domestic Consolidated Company that is not a Credit Party (in any transaction or series of related transactions, but excluding transfers in the ordinary course of business), but only if the assets subject to such transaction or series of related transactions (i) are Non-Borrowing Base Assets and the aggregate Asset Value thereof exceeds $1,000,000; (ii) are Borrowing Base Assets (other than inventory) and the aggregate Asset Value thereof exceeds $500,000 or, if added to the aggregate Asset Value of all other Borrowing Base Assets subject to similar transactions within the preceding consecutive twelve months, $1,000,000; or (iii) constitute inventory and the aggregate Asset Value exceeds $1,000,000; provided, that with respect to notices required by subsection (ii) or (iii), above, such notice shall be accompanied by a pro forma Domestic Borrowing Base Certificate showing the Domestic Borrowing Base as it will exist after the consummation of such transaction (or related series of transactions) (it being understood that the amount by which the Domestic Borrowing Base will be reduced on account of the removal of any asset therefrom will be equal to, in the case of inventory, the amount of eligibility allocable thereto as determined in accordance with the terms of this Agreement);

(s)           Asset Sales.  Prompt notice of any Asset Sale or series of related Asset Sales involving any Credit Party’s machinery, equipment, inventory, or Real Property, but only if the assets subject to such Asset Sale or series of related Asset Sales (i) are Non-Borrowing Base Assets and the aggregate Asset Value thereof exceeds $1,000,000; (ii) are Borrowing Base Assets (other than inventory) and the aggregate Asset Value thereof exceeds $500,000 or, if added to the aggregate Asset Value of all other Borrowing Base Assets sold within the preceding consecutive twelve months, $1,000,000; or (iii) constitute inventory and the aggregate Asset Value exceeds $1,000,000; provided, that with respect to notices required by subsection (ii) or (iii), above, such notice shall be accompanied by a pro forma Domestic Borrowing Base Certificate showing the Domestic Borrowing Base as it will exist after the consummation of such Asset Sale (or related series of Asset Sales) (it being understood that the amount by which the Domestic Borrowing Base will be reduced on account of the removal of any asset therefrom will be equal to, in the case of inventory, the amount of eligibility allocable thereto as determined in accordance with the terms of this Agreement); and

(h)	Amendments to Section 7.09. Section 7.09(a) of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

(a)           Fixed Charge Coverage Ratio.  Subject to Section 7.09(b), maintain as of the last day of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00.

(i)	Amendments to Section 7.13. Section 7.13 of the Credit Agreement is hereby amended by adding the following as new clause (e) thereto:

(e)           If any Credit Party acquires any owned Real Property after the date hereof, such Credit Party will promptly (i) submit to the Domestic Agent a description thereof and (ii) if such Real Property has a fair market value as determined by the Domestic Agent in its reasonable credit judgment of $1,500,000 or greater, within forty-five (45) days at such acquisition, execute and deliver to the Domestic Agent a Mortgage on such Real Property, together with such lien searches, title reports, title insurance, surveys, phase I environmental reports and opinions with respect thereto which the Domestic Agent or the Collateral Agent may reasonably request (provided, however, that, for any particular parcel of Real Property or, as contemplated in the definition of Maximum Real Property Collateral Requirements, any contiguous parcels of Real Property, such requirements shall not exceed the Maximum Real Property Collateral Requirements applicable to such parcel or contiguous parcels), and all provisions of this Agreement that are applicable to Real Property or Mortgages shall apply thereto.  Any of the foregoing to the contrary notwithstanding, that parcel or those parcels of Real Property located in or around LaGrange, Georgia, which are owned by a Credit Party as of the Second Amendment Effective Date shall be exempt in all respects from the provisions of this Section 7.13(e) and any requirement to subject such parcel or parcels to a Mortgage or similar instrument, so long as such parcel or parcels constitute, or are put the use of, a nature preserve, wetlands, or a nature park (or any similar use) pursuant to an agreement with any municipality or restrictive covenants or easements which were placed of record at or near the time such Credit Party obtained title thereto.

(j)	Amendments to Section 8.01.

(i)	Section 8.01(g) of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

(g)           (i) the Senior Subordinated Notes and other Subordinated Debt (provided that the aggregate outstanding principal amount of such other Subordinated Debt shall at no time exceed $50,000,000) and any refinancing or replacement thereof to the extent expressly permitted by, as to the Senior Subordinated Notes, Section 8.08(f)(iii) and, as to other Subordinated Debt, Section 8.08(f)(iv), and (ii) the Existing Senior Notes.

(ii)	Section 8.01(j) of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

(j)           the Additional Senior Notes; provided that,

(i)           Interface shall, subject to the provisions of this subsection (j) and Section 8.08(f)(i)(to the extent applicable), Interface shall use the Specified Net Proceeds only for purposes of one or more “Permitted Uses,” which, for purposes of this Agreement, shall mean the retirement, repayment, prepayment, refinancing, redemption, repurchase, defeasance, or other discharge of the principal amount of the Existing Senior Notes (A) at the maturity thereof or (B) from time to time pursuant to Section 8.08(f)(i)(and, in either case, in connection therewith, paying (x) any customary transactional costs, expenses, commissions, and fees related thereto (including, without limitation, reasonable attorneys’ and brokers’ fees), (y) any accrued and unpaid interest on the Existing Senior Notes, and (z) any premiums in respect of the Existing Senior Notes).  As used in this Agreement, the terms (1) “Stated Net Proceeds” shall mean the proceeds of the Additional Senior Notes, net of commissions, fees, reasonable legal expenses, and other costs customarily applicable to the issuance of similar notes, together with any interest which may accrue thereon and (2) “Specified Net Proceeds” shall mean the first $142,000,000 of the Stated Net Proceeds or, if the initial amount of Stated Net Proceeds is less than $142,000,000 the amount of the Stated Net Proceeds.

(ii)           All Specified Net Proceeds shall be deposited into, and whatever balance of such Specified Net Proceeds remains from time to time shall remain on deposit in or invested in, one or more deposit accounts or investment accounts established and maintained by Interface at the Collateral Agent (each such deposit account or investment account, a “Specified Account” and, collectively, the “Specified Accounts”), with it being agreed that:

(A)           subject to the following clause (B), at least one Business Day before making any withdrawal of Specified Net Proceeds from any Specified Account (or such shorter period as Domestic Agent may agree to in writing in its discretion), Interface shall have provided Domestic Agent with a reasonably detailed written description of the applicable Permitted Use to be consummated, together with a written accounting of the application of such Specified Net Proceeds; and

(B)           any other provision of this Agreement or the other Credit Documents to the contrary notwithstanding, (1) Interface may withdraw Specified Net Proceeds from a Specified Account only for purposes of consummating a Permitted Use contemporaneously with such withdrawal; (2) Interface may not withdraw any Specified Net Proceeds from any Specified Account while any Default under Section 9.01 or 9.07 exists or at any time after the Obligations have been accelerated or deemed accelerated under the last paragraph of Article IX; (3) neither the Domestic Agent, the Collateral Agent nor any of the Lenders or their Affiliates will exercise any rights or remedies with respect to the Specified Net Proceeds or any Specified Account (other than the customary rights of set-off solely for costs, expenses, and fees relating to the establishment, existence, and administration of such Specified Account) unless the Obligations have been accelerated or deemed accelerated under the last paragraph of Article IX; and (4) the requirements of clauses (i) and (ii) of this subsection (j) shall cease to be effective upon the Domestic Agent’s receipt of, and reasonable satisfaction with, evidence that the outstanding principal balance of the Existing Senior Notes has been paid in full and discharged, in which case the Domestic Agent shall follow the instructions of Interface as to the disposition of any remaining Specified Net Proceeds or other funds in any Specified Account;

(iii)           subject to Interface’s compliance with the terms of this subsection (j), some or all remaining principal of the Existing Senior Notes and the Additional Senior Notes may remain outstanding up to the stated maturity of the Existing Senior Notes, but after the stated maturity of the Existing Senior Notes has occurred, no principal balance of the Existing Senior Notes may be outstanding; and

(iv)           the Additional Senior Notes Indenture and any guarantees, security agreements, pledge agreements, mortgages, and other documents constituting supporting obligations thereof, when and as executed, are in form and substance satisfactory to the Domestic Agent and the Required Lenders (with it being agreed that, to the extent any such document is substantively similar to the corresponding document executed and delivered in connection with this Agreement, such document shall be satisfactory).

(k)
Amendments to Section 8.02.  Section 8.02 of the Credit Agreement is hereby amended by deleting “; and” at then end of clause (i) thereof and substituting “;” in lieu thereof, deleting “.” at the end of clause (j) and substituting “; and” in lieu thereof, and adding the following as a new clause (k):

(k)
the Additional Senior Notes Second Liens, so long as such Liens are subject to the Additional Senior Notes Intercreditor Agreement and the Additional Senior Notes Intercreditor Agreement remains in full force and effect.

(l)	Amendments to Section 8.08. Clauses (e) and (f) of Section 8.08 of the Credit Agreement are hereby amended and restated so that they read, respectively, in their entirety, as follows:

(e)           repayments or repurchases of any of the Senior Notes or other long-term Indebtedness (but not including any repayment or repurchase thereof with the proceeds of any retirement, repayment, prepayment, refinancing, redemption, repurchase, defeasance or other discharge thereof or of any equity issuance which, in each case, is described in Section 8.08(f)), in whole or in part, provided that (i) before making any such repayment or repurchase, Interface shall have delivered to the Domestic Agent written notice of its intention to make such repayments or repurchases, which notice shall specify the series of Senior Notes to be repaid or repurchased and state the maximum amount of any such repayments or repurchases Interface desires to make during the 30-day period following the date of such notice and (ii) at the time of making or consummating such repayment or repurchase, and after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom (it being agreed that Interface will, from time to time upon the Domestic Agent’s reasonable request, provide the Domestic Agent with an accounting of all repayments and repurchases made pursuant to this subclause (e), in such form and with such detail as the Domestic Agent may reasonably request), and (B) Excess Availability shall be equal to or greater than $35,000,000;

(f)           (i)           subject to the final paragraph of this clause (f), retirement, repayment, prepayment, redemption, repurchase, defeasance, or other discharge of the Existing Senior Notes, in whole or in part, with (1) the proceeds of the Additional Senior Notes through one or more of the following transactions as selected by Interface from time to time:  (A) one or more tender offers for the repurchase of Existing Senior Notes; (B) one or more market transactions constituting repurchases of Existing Senior Notes; or (C) the exercise of any defeasance, optional redemption or call provisions of the Existing Senior Notes Indenture relating to the Existing Senior Notes; (2) an exchange offer for the exchange of some or all of the Existing Senior Notes for Additional Senior Notes; or (3) the proceeds of any offering of equity securities;

 (ii)           subject to the final paragraph of this clause (f), repayments or repurchases of the Additional Senior Notes, in whole or in part, with (1) the proceeds of any refinancing or replacement thereof in the aggregate principal amount not to exceed $175,000,000, having a maturity not earlier than the date which is ninety (90) days following the Stated Maturity Date, and having financial and other covenants not less favorable to Interface in any material respect than those covenants in effect with respect to such Additional Senior Notes, or otherwise on terms and conditions reasonably satisfactory to the Domestic Agent and the Required Lenders; provided that, anything herein to the contrary notwithstanding, such refinancing or replacement Indebtedness may be secured by a Lien on all or substantially all of the assets of the Credit Parties so long as such Lien is subordinate in priority to the Liens granted to, or for the benefit of, the Secured Parties granted under the Security Documents, on terms and pursuant to documentation substantively similar to the Additional Senior Notes Intercreditor Agreement in all respects or (2) the proceeds of any offering of equity securities;

(iii)           subject to the final paragraph of this clause (f), repayments or repurchases of the Senior Subordinated Notes, in whole or in part, with (1) the proceeds of any unsecured refinancing or replacement thereof constituting Subordinated Debt in the aggregate principal amount not to exceed $135,000,000, having a maturity not earlier than the later of (A) the date which is ninety (90) days following the Stated Maturity Date and (B) the maturity of the Senior Subordinated Notes, having subordination terms not less favorable in any material respect to the Secured Parties than those subordination terms in effect with respect to the Senior Subordinated Notes, and having financial and other covenants not less favorable to Interface in any material respect than those covenants in effect with respect to such Senior Subordinated Notes, or otherwise on terms and conditions reasonably satisfactory to the Domestic Agent and the Required Lenders or (2) the proceeds of any offering of equity securities;

(iv)           subject to the final paragraph of this clause (f), repayments or repurchases of long-term Indebtedness (other than Indebtedness evidenced by the Senior Notes), in whole or in part, with (1) the proceeds of any unsecured refinancing or replacement thereof having a maturity not earlier than the date which is ninety (90) days following the Stated Maturity Date and having financial and other covenants not less favorable to Interface in any material respect than those covenants in effect with respect to such long-term Indebtedness, or otherwise on terms and conditions reasonably satisfactory to the Domestic Agent and the Required Lenders; provided that, if such long-term Indebtedness is Subordinated Debt, such refinancing or replacement thereof must be Subordinated Debt or (2) the proceeds of any offering of equity securities;

Before consummating any such retirement, repayment, prepayment, refinancing, redemption, repurchase, defeasance, or other discharge, as the case may be, pursuant to this clause (f), Interface shall deliver to the Domestic Agent not less than 15 days’ (or such lesser number of days as is agreed to by the Domestic Agent in its discretion) prior written notice of its intention to undertake such retirement, repayment, prepayment, refinancing, redemption, repurchase, defeasance, or other discharge, which notice shall specify the series of Existing Senior Notes, Additional Senior Notes, Senior Subordinated Notes or other long-term Indebtedness to be repaid or repurchased and, in reasonable details, the transactions which will provide the source of funds to be applied to such repayment or repurchase; provided, however, that no notice under this paragraph shall be required with respect to any retirement, repayment, prepayment, redemption, repurchase, defeasance, or other discharge of any Existing Senior Note with any Specified Net Proceeds, so long as Borrower is otherwise complies with the terms of Section 8.01(j) with respect thereto.

(m)	Amendment to Section 8.11. Section 8.11 of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

Section 8.11                                Additional Negative Pledges.  Create or otherwise cause or suffer to exist or become effective, directly or indirectly, any prohibition or restriction on the creation or existence of any Lien upon any asset of any Domestic Consolidated Company, other than pursuant to (i) Section 8.02 of this Agreement, Section 4.10 of the Existing Senior Notes Indenture, the section of the Additional Senior Notes Indenture most comparable to Section 4.10 of the Existing Senior Notes, if any, and Section 4.10 of the Senior Subordinated Notes Indenture, (ii) the terms of any agreement, instrument or other document pursuant to which any Indebtedness permitted by Section 8.02(b) or Section 8.02(f) is incurred by any Domestic Consolidated Company, so long as such prohibition or restriction applies only to the property or asset being financed by such Indebtedness, and (iii) any requirement of applicable law or any regulatory authority having jurisdiction over any of the Domestic Consolidated Companies.

(n)	Amendment to Section 8.12. Section 8.12 of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

Section 8.12.                                Limitation on Payment Restrictions Affecting Domestic Consolidated Companies.  Create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of any Domestic Consolidated Company to (i) pay dividends or make any other distributions on such Consolidated Company’s stock, other than (A) restrictions on payment of dividends imposed under the Existing Senior Notes Indenture, Additional Senior Notes Indenture (but only to the extent the relevant terms in the Additional Senior Notes Indenture are substantively similar to comparable terms in the Existing Senior Notes Indenture), and the Senior Subordinated Notes Indenture and (B) restrictions on the payment of dividends on Interface’s common stock imposed in connection with the Convertible Preferred Stock, or (ii) pay any indebtedness owed to Interface or any Domestic Consolidated Company, or (iii) transfer any of its property or assets to Interface or any Domestic Consolidated Company, except any consensual encumbrance or restriction existing under the Credit Documents

(o)	Amendment to Section 8.13. Section 8.13 of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

Section 8.13.                                Actions Under Certain Documents.  Without the prior written consent of the Domestic Agent (which consent shall not be unreasonably withheld), (a) modify, amend, cancel or rescind the Intercompany Loans or Intercompany Loan Documents, or Subordinated Debt or any agreements or documents evidencing or governing Subordinated Debt (except that an Intercompany Loan permitted by Section 8.01 or Section 8.05 may be modified or amended so long as it otherwise satisfies the requirements of Section 8.01 or Section 8.05, respectively), or, once effective, the Additional Notes Indenture or any guarantees, security agreements, pledge agreements, mortgages, or other documents constituting supporting obligations thereof, or (b) make demand of payment or accept payment on any Intercompany Loans except as otherwise expressly permitted in this Section 8, and except that current interest accrued thereon as of the date of this Agreement and all interest subsequently accruing thereon (whether or not paid currently) may be paid unless an Event of Default has occurred and is continuing.

(p)	Amendment to Section 9.10. Section 9.10 of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

Section 9.10.                                Invalidity of Intercreditor Provisions.  (a) Any Credit Party or any creditor of Borrower or any of its Subsidiaries violates or otherwise fails to comply with the terms and conditions of the Additional Senior Notes Intercreditor Agreement or any other subordination agreement, subordination provisions, or other document which governs or establishes, or purports to govern or establish, the lien or debt priority of any Senior Notes relative to the Obligations, (b) if the Additional Senior Notes Intercreditor Agreement or any such other subordination agreement, subordination provisions, or document, for whatever reason, is rendered or adjudged, or becomes, null and void or unenforceable against any holder of any Senior Notes, or (c) any party subject to the Additional Senior Notes Intercreditor Agreement or any such other subordination agreement, subordination provisions, or document, for whatever reason, repudiates or denies, in writing, its obligations or liabilities thereunder;

(q)	Amendment to Section 11.01. Section 11.01 of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

Section 11.01.                                Notices.

(a)           All notices, requests and other communications to any party hereunder or any other Credit Party shall be in writing (including bank wire, facsimile, an electronic format such as electronic mail and internet webpages or similar teletransmission or writing), shall be in the English language, and shall be given to such party at its address or applicable facsimile number set forth in Section 11.01(b), or such other address or applicable facsimile number as such party may hereafter specify by notice to the Domestic Agent and the Borrower (on behalf of itself and the other Credit Parties).  Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (ii) if given by facsimile, electronic mail or posting on an internet web page, on the date of delivery, or (iii) if given by any other means (including, without limitation, by air courier), when delivered or received at the address specified in this Section; provided that notices to the Domestic Agent shall not be effective until received.

(b)           Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing:

If to the Borrower, any L/C Account Party, or
any other Credit Party:

Interface, Inc.
2859 Paces Ferry Rd., Ste. 2000
Atlanta, Georgia  30339
Attention:  Patrick C. Lynch
      Chief Financial Officer
Telephone No.:  770-437-6848
Telecopy No.:  770-437-6887

With copies to:

Kilpatrick Stockton LLP
1100 Peachtree St., Ste. 2800
Atlanta, Georgia  30309
Attention:  Hilary Jordan
Telephone No.:  404-815-6500
Telecopy No.:  404-815-6555

If to Wachovia as Domestic Agent:

Wachovia Bank, National Association
Charlotte Plaza, CP-23
201 South College Street
Charlotte, North Carolina  28288-0680
Attention:  Syndication Agency Services
Telephone No.:  704-374-2698
Telecopy No.:  704-383-0288

With copies to:

Wachovia Bank, National Association
171 17th Street NW
MC GA4524 / 4th Floor
Atlanta, Georgia  30363
Attention:  Daniel Denton
Telephone No.:  404-214-1696
Telecopy No.:  404-214-3963

If to any Lender:

To the address set forth on Schedule 1.1(a) hereto.

(r)	Amendment to Section 11.06. Section 11.06(g) of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

(g)           If (i) any Taxes referred to in Section 4.07(b) have been levied or imposed so as to require withholdings or deductions by Borrower and payment by Borrower of additional amounts to any Lender as a result thereof, (ii) any Lender shall make demand for payment of any material additional amounts as compensation for increased costs or for its reduced rate of return pursuant to Sections 4.10, 4.17, or 2A.06(a), (iii) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or the other Credit Documents requested by Interface, (iv) there is the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of a Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent, or (v) any Lender is a Defaulting Lender, then and in such event, upon request from Interface delivered to such Lender and the Domestic Agent, such Lender shall assign, in accordance with the provisions of Section 11.06(c), all of its rights and obligations under this Agreement and the other Credit Documents to another Lender or an Eligible Assignee selected by Interface, in consideration for the payment by such assignee to the Lender of the principal of, and interest on, the outstanding Loans accrued to the date of such assignment, and the assumption of such Lender’s Domestic Syndicated Loan Commitment hereunder, together with any and  all other amounts owing to such Lender under any provisions of this Agreement or the other Credit Documents accrued to the date of such assignment.

(s)	Amendment to Exhibit H. Exhibit H attached to the Credit Agreement is hereby replaced with the Exhibit H attached hereto as Annex I.

(t)	New Exhibit L. The form of intercreditor agreement attached hereto as Annex II is hereby added to the Credit Agreement as a new Exhibit L.

(u)
Amendment and Restatement of Certain Schedules.  Schedules 1.1(a), 6.01, 6.13, 6.18, and 8.02 attached to the Credit Agreement are hereby amended and restated by the Schedules of corresponding numbers attached hereto as Annex III (and made a part hereof); provided that, each such amended and restated Schedule shall be prepared as of the Second Amendment Effective Date with the understanding and agreement that, to the extent the corresponding former Schedule was prepared as of the Closing Date, the amended and restated Schedule shall be prepared as of the Second Amendment Effective Date.

3.	Certain Provisions Concerning Interface Global Company APS.

(a)
On December 29, 2004, the Borrower, Interface Europe Ltd., and Interface Europe B.V., as “Borrowers,” certain “Subsidiary L/C Account Parties” described therein, the “Lenders” party thereto, and the Domestic Agent, in its capacities as “Domestic Agent,” “Multicurrency Agent,” and “Collateral Agent” executed and delivered that certain Second Amendment to Fifth Amended and Restated Credit Agreement and Waiver (the “2004 Amendment”).  On December 12, 2008, the Borrower, the Subsidiary L/C Account Party, the Lenders party thereto, the Domestic Agent, and the Collateral Agent executed and delivered that certain Consent Under Credit Agreement (the “2008 Consent”).

(b)
The terms of Section 2(g) of the 2004 Amendment and the terms of the 2008 Consent shall continue in existence and shall continue to be enforceable in accordance with their terms and shall survive the execution and delivery and the effectiveness of this Agreement.

4.
Post-Amendment Covenant Regarding Intellectual Property.  In connection with the Fifth Amendment and Restatement of the Credit Agreement, the Collateral Agent and SunTrust Bank (“Prior Collateral Agent”), in its capacity as the Collateral Agent’s predecessor in interest as Collateral Agent, entered into an agreement pursuant to which Prior Collateral Agent agreed to serve as a sub-collateral agent to the Collateral Agent with respect to certain filings and recordings made by Prior Collateral Agent regarding the Credit Parties’ Intellectual Property (the “Existing SunTrust Filings”).  The Borrower agrees that (a) it shall, within three Business Days following Collateral Agent’s delivery thereof to Borrower, execute and deliver to the Collateral Agent such documents as the Collateral Agent shall reasonably request to effect an assignment of the Existing SunTrust Filings from Prior Collateral Agent to Collateral Agent and (b) shall exercise its best efforts to obtain, within ten Business Days following Collateral Agent’s delivery thereof to Borrower, Prior Collateral Agent’s execution and delivery of such same or similar documents, all for purposes of effecting an assignment of the Existing SunTrust Filings from Prior Collateral Agent to Collateral Agent.

5.
Post-Amendment Covenant Regarding Certificated Securities.  The Borrower agrees to deliver, at its expense and within ten Business Days after the Second Amendment Effective Date (or such longer period of time as may be agreed to by the Collateral Agent in its discretion), (a) replacement certificates for all certificated securities which have been pledged to the Collateral Agent but which were issued by or are owned by a Person whose true legal name is not longer accurately shown on such certificated securities and (b) any certificated securities which, pursuant to the terms of the Credit Documents, are required to be pledged to the Collateral, together, in each of the foregoing cases, blank stock powers with respect thereto, in form and substance reasonably satisfactory to the Collateral Agent.

6.	Conditions Precedent. This Amendment shall become effective only upon the satisfaction of the following conditions precedent (or the waiver thereof by the Agent):

(a)	execution and delivery of this Amendment by the Borrower, the Subsidiary L/C Account Party, the Agent, and all Lenders;

(b)	execution and delivery the Consent and Reaffirmation of Guarantors at the end hereof by each of the Domestic Guarantors;

(c)	execution and delivery of that certain Amended and Restated Pledge and Security Agreement by and among each of the Credit Parties and the Collateral Agent;

(d)
execution and delivery of one or more Intellectual Property Security Agreements respecting such Intellectual Property which is not, as of the date of this Amendment, subject to an Intellectual Property Security Agreement;

(e)	execution and delivery of that certain Amended and Restated Subsidiary Guaranty by and among each of the Subsidiary Guarantors and the Agent;

(f)	execution and delivery of that certain Amended and Restated Interface Guaranty by and between the Borrower and the Agent;

(g)	execution and delivery of that certain Amended and Restated Contribution Agreement by and among the Credit Parties;

(h)
evidence reasonably satisfactory to the Agent that the Additional Senior Notes are permitted debt under the Existing Senior Notes Indenture and the Senior Subordinated Notes Indenture and, with respect to the Senior Subordinated Notes Indenture, constitute “Designated Senior Indebtedness” thereunder, which evidence may include, without limitation, pro forma calculations and opinions of counsel if the same are reasonably requested by the Agent; and

(i)
execution and delivery of a fee letter by and between the Borrower and the Domestic Agent (and in form and substance satisfactory to the Domestic Agent) concerning the amendment fees payable to each of the Lenders in consideration of its execution and delivery of this Amendment and receipt by the Domestic Agent, for the benefit of the Lenders party hereto, of such amendment fee.

7.	Miscellaneous Terms.

(a)	Effect of Amendment.

(i)
Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Credit Documents shall be and remain in full force and effect, and shall constitute the legal, valid, binding, and enforceable obligations of the Borrower and the Subsidiary L/C Account Party.

(ii)
Prior to the date of this Amendment, the Domestic Agent, the Collateral Agent, and the Lenders executed and delivered into escrow signature pages to a draft Second Amendment to Sixth Amended and Restated Credit Agreement (the “Draft Second Amendment”).  Each of the parties hereto acknowledges and agrees that the Draft Second Amendment never became, and is not, effective, because Interface and the other Credit Parties did not execute and deliver it and the Domestic Agent, the Collateral Agent, and the Lenders did not release their respective signature pages from the escrow arrangements attendant thereto.

(b)
No Novation or Mutual Departure.  Each of the Borrower and the Subsidiary L/C Account Party expressly acknowledges and agrees that (i) there has not been, and this Amendment does not constitute or establish, a novation with respect to the Credit Agreement or any of the other Credit Documents, or a mutual departure from the strict terms, provisions, and conditions thereof, other than as expressly set forth in Sections 2 and 3 hereof, and (ii) nothing in this Amendment shall affect or limit the Agent’s or the Lenders’ right to demand payment of liabilities owing from the Borrower or the Subsidiary L/C Account Party to the Agent and the Lender under, or to demand strict performance of the terms, provisions and conditions of, the Credit Agreement and the other Credit Documents, to exercise any and all rights, powers and remedies under the Credit Agreement or the other Credit Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence of a Default or an Event of Default under the Credit Agreement or the other Credit Documents.

(c)
Ratification.  Each of the Borrower and the Subsidiary L/C Account Party (i) hereby restates, ratifies, and reaffirms each and every term, covenant, and condition set forth in the Credit Agreement and the other Credit Documents to which it is a party effective as of the date hereof and (ii) restates and renews each and every representation and warranty heretofore made by it in the Credit Agreement and the other Credit Documents as fully as if made on the date hereof and with specific reference to this Amendment and all other Credit Documents executed and/or delivered in connection therewith (except with respect to representations and warranties made as of an expressed date, in which case such representations and warranties shall be true and correct as of such date).

(d)
No Default.  To induce the Agent and Lenders party hereto to enter into this Amendment and to continue to make advances pursuant to the Credit Agreement (subject to the terms and conditions thereof), each of the Borrower and the Subsidiary L/C Account party hereby acknowledges and agrees that, as of the date hereof, and after giving effect to the terms hereof, there exists (i) no Default or Event of Default and (ii) no right of offset, defense, counterclaim, claim, or objection in favor of any of the Borrower or the Subsidiary L/C Account Party arising out of or with respect to any of the Loans or other obligations of the Borrower or the Subsidiary L/C Account Party owed to the Agent or the Lenders under the Credit Agreement.

(e)
Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  This Amendment may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Amendment.

(f)
Fax or Other Transmission.  Delivery by one or more parties hereto of an executed counterpart of this Amendment via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Amendment.

(g)
Section References.  Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

(h)
Further Assurances.  Each of the Borrower and the Subsidiary L/C Account Party agrees to take such further actions as the Agent shall reasonably request in connection herewith to evidence the amendments set forth herein.

(i)	Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

 [SIGNATURES ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, each of the Borrower, the Subsidiary L/C Account Party, the Agent, and the Lenders has caused this Amendment to be duly executed by its duly authorized officer as of the day and year first above written.

INTERFACE, INC., a Georgia corporation, as Borrower
By: /s/ Patrick C. Lynch Name: Patrick C. Lynch Title: Senior Vice President

INTERFACEFLOR, LLC, as Subsidiary L/C Account Party
By: /s/ Patrick C. Lynch Name: Patrick C. Lynch Title: Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Domestic Agent, Collateral Agent and as a Lender
By: /s/ Daniel Denton Name: Daniel Denton Title: Director

BANK OF AMERICA, N.A. (as successor to Fleet Capital Corporation), as a Lender
By: /s/ Sherry Lail Name: Sherry Lail Title: Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender
By: /s/ Marni McManus Name: Marni McManus Title: Director

CITIBANK, N.A., as a Lender
By: /s/ Philip Carfora Name: Philip Carfora Title: Duly Authorized Signatory

CONSENT AND REAFFIRMATION OF GUARANTORS

Each of the undersigned (i) acknowledges receipt of the foregoing Second Amendment to Sixth Amended and Restated Credit Agreement (the “Amendment”), (ii) consents to the execution and delivery of the Amendment by the parties thereto, and (iii) reaffirms all of its obligations and covenants under the Credit Agreement, the Fifth Amended and Restated Interface Guaranty Agreement, and the Fifth Amended and Restated Subsidiary Guaranty Agreement, as applicable, each dated as of May 14, 2009, executed by it (as the same may be amended, restated, supplemented, or otherwise modified from time to time), and agrees that none of such obligations and covenants shall be reduced or limited by the execution and delivery of the Amendment.

This Consent and Reaffirmation of Guarantors (this “Consent”) may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  This Consent may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Consent.

INTERFACE, INC
By: /s/ Patrick C. Lynch Name: Patrick C. Lynch Title: Senior Vice President

INTERFACEFLOR, LLC
BENTLEY PRINCE STREET, INC.
BENTLEY MILLS, INC.
COMMERCIAL FLOORING SYSTEMS, INC.
FLOORING CONSULTANTS, INC.
INTERFACE AMERICAS, INC.
INTERFACE ARCHITECTURAL RESOURCES, INC.
INTERFACE OVERSEAS HOLDINGS, INC.
FLOR, INC.
QUAKER CITY INTERNATIONAL, INC.
RE:SOURCE AMERICAS ENTERPRISES, INC.
RE:SOURCE MINNESOTA, INC.
RE:SOURCE NORTH CAROLINA, INC.
RE:SOURCE NEW YORK, INC.
RE:SOURCE OREGON, INC.
RE:SOURCE SOUTHERN CALIFORNIA, INC.
RE:SOURCE WASHINGTON, D.C., INC.
SOUTHERN CONTRACT SYSTEMS, INC.
SUPERIOR/REISER FLOORING RESOURCES, INC.

By: /s/ Patrick C. Lynch Name: Patrick C. Lynch Title: Senior Vice President

INTERFACE GLOBAL COMPANY APS

By: /s/ Raymond S. Willoch Name: Raymond S. Willoch Title: Senior Vice President and Director

INTERFACESERVICES, INC.

By: /s/ Keith E. Wright Name: Keith E. Wright Title: Treasurer

INTERFACE REAL ESTATE HOLDINGS, LLC,

By:           BENTLEY PRINCE STREET, INC., its sole member

By: /s/ Patrick C. Lynch Name: Patrick C. Lynch Title: Senior Vice President

INTERFACE AMERICAS HOLDINGS, LLC,

By:           INTERFACE, INC., its manager

By: /s/ Patrick C. Lynch Name: Patrick C. Lynch Title: Senior Vice President

INTERFACE AMERICAS RE:SOURCE TECHNOLOGIES, LLC,

By:           INTERFACEFLOR, LLC, its sole
Member

By: /s/ Patrick C. Lynch Name: Patrick C. Lynch Title: Senior Vice President